Exhibit 10.1

AGREEMENT AND RELEASE

Agreement and Release (“Agreement”) executed this 17th day of January, 2014, by and between Remark Media, Inc. (f/k/a HSW International, Inc.), its parents, subsidiaries and affiliates (the “Company”) with an address at 3930 Howard Hughes Parkway, Suite 400, Las Vegas, Nevada, 89169 and Bradley T. Zimmer (“Executive”) with an address at 2500 Peachtree Road, Suite 202, Atlanta, Georgia.

1.            Executive resigns his employment effective February 7, 2014 (“Resignation Date”).  As of that date, Executive’s duties, responsibilities, office and title with the Company shall cease.

2.            Within ten (10) days of the Release Effective Date (defined below) the Company shall pay to Executive a lump sum payment of $25,000 less applicable withholdings and deductions.

3.            Executive agrees and acknowledges that all of Executive’s unvested options to purchase common stock in the Company shall expire on the Resignation Date and no further vesting shall occur.  Executive’s vested options to purchase common stock in the Company shall be exercisable pursuant to the terms of the applicable stock option grant agreement.

4.            Executive agrees and acknowledges that the payment provided in Paragraph 2 above exceed any payment to which Executive would otherwise be entitled under any policy, plan, and/or procedure of the Company absent his signing this Agreement.  Executive acknowledges that he has been paid for work performed up to and including the Resignation Date. Upon submission of expense reports in accordance with Company policy, the Company shall reimburse Executive for reimbursable expenses.

5.            Executive shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of this Agreement.  Executive may accept this Agreement at any time within the twenty-one (21) day period by executing it before a notary and returning it to Douglas Osrow, Chief Financial Officer, Remark Media, Inc. 3930 Howard Hughes Parkway, Suite 400, Las Vegas, Nevada, 89169, no later than 5:00 p.m. on the twenty-first (21st) day after Executive’s receipt of this Agreement.  The effective date of this Agreement shall be the day following Executive’s signing of this Agreement (the “Release Effective Date”).  In the event Executive does not accept this Agreement as set forth above this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the payment referred to in Paragraph 2 above, shall automatically be deemed null and void.

6.            (a)           In consideration of the payment referred to in Paragraph 2 above, Executive for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the “Releasors”), forever releases and discharges the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, successors and assigns, and any and all of its and their employee benefit and/or pension plans and funds, and any and all of its and their past or present officers, directors, managers, members, partners, agents, trustees, administrators, employees and assigns (whether acting as agents for such entities or in their individual capacities) (hereinafter collectively referred to as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against the Releasees or any of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Release Effective Date, except for the obligations of the Company under this Agreement.

(b)           Without limiting the generality of the foregoing subparagraph (a), this Agreement is intended to and shall release the Releasees from any and all claims for termination payments under Section 10 of the Offer Letter; all claims arising out of Executive’s employment with Releasees and/or the termination of Executive’s employment, including but not limited to any claim(s) under or arising out of (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (iv) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (v) the Georgia Fair Employment Practices Act; (vi) the Nevada Fair Employment Practices Act; (vii) Section 806 of the Sarbanes Oxley Act of 2002; (viii) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (ix) the terms and conditions of Executive’s employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; and (x) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like. For the avoidance of doubt, this Agreement is not intended to modify or limit the Company’s existing obligation to indemnify Executive.

(c)           Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law.  Nevertheless, Executive understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Paragraphs 5(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

(d)           Notwithstanding the foregoing, the Company’s existing indemnification obligations to Executive shall continue and Executive does not waive any indemnification rights.  The Company forever releases and discharges Executive from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which the Company ever had, now have or may have against Executive or any of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter within the scope of Executive’s employment with the Company, from the beginning of the world up to and including the Release Effective Date, except for the obligations of Executive under this Agreement.

7.            (a)           Executive agrees that he has not and will not engage in any malicious conduct that is materially injurious to the Company’s or any Releasee’s reputation or interest, including but not limited to publicly disparaging (or inducing or encouraging others to publicly disparage) the Company or any of the Releasees.

(b)           Executive acknowledges that he has used commercially reasonable efforts to return, within seven days of the Resignation Date or some other later date that the Company chooses, to the Company any and all originals and copies of documents, materials, records, credit cards, keys, building passes, computers, blackberries and other electronic devices and other items in his possession or control belonging to the Company.

(c)           Executive further agrees that he will maintain the confidentiality of all customer and Company confidential information, unless and until such information is made public through no actions of Executive (except to the extent that Executive makes public such information in his professional capacity with the Company).

8.            (a)           Executive will cooperate with the Company and/or its subsidiaries and affiliates and its/their counsel, at the Company’s expense, in connection with any investigation, administrative proceeding or litigation relating to any matter in which Executive was involved or of which Executive has knowledge.

(b)           Executive agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to Executive’s employment with the Company, he will give prompt notice of such request to the Chief Executive Officer or Chief Financial Officer of the Company and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, provided that such notice and right to contest disclosure are allowable under the terms of the subpoena.

9.             The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Executive to any person or entity without the prior written consent of the Chief Executive Officer and the Chief Financial Officer of the Company, except if required by law, and to Executive’s accountants, attorneys, and spouse, provided that they agree to maintain the confidentiality of this Agreement.  Executive further represents that he has not disclosed the terms and conditions of this Agreement to anyone other than his attorneys and accountants.

10.           The making of this Agreement is not intended, and shall not be construed, as an admission that any of the Releasees has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Executive.

11.          The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

12.           Executive acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement; (c) he has been advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

13.           This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

14.           If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release and covenants provided for by Paragraphs 6 and/or 7 above is illegal, void or unenforceable, Executive agrees to execute a release, waiver and/or covenant that is legal and enforceable.  Finally, any breach of the terms of Paragraphs 6, 7, 8 and/or 9 above shall constitute a material breach of this Agreement as to which the Company may seek appropriate relief in a court of competent jurisdiction.

15.           This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to the conflict of laws provisions thereof.  Actions to enforce the terms of this Agreement, or that relate to Executive’s employment with the Company shall be submitted to the exclusive jurisdiction of any state or federal court sitting in Clark County, State of Nevada.

16.           This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument of this Agreement.

17.           This Agreement (including any exhibits attached hereto) constitutes the complete understanding between the parties with respect to the termination of the Executive’s employment at the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.

[Signature page follows]

[Signature page to Agreement and Release]

Dated:	January 17, 2014	/s/ Bradley Zimmer
Bradley Zimmer

REMARK MEDIA, INC.

By:	/s/ Douglas Osrow	Date:	January 17, 2014
Douglas Osrow
Chief Financial Officer